Exhibit 99.1

Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: Aug. 9, 2018

MEDIA CONTACT:	INVESTOR CONTACTS:
Keith Isbell (918) 573-7308	John Porter (918) 573-0797	Paul Schroedter (918) 573-9673

Williams Stockholders Approve Acquisition of Williams Partners

TULSA, Okla. – The Williams Companies, Inc. (NYSE: WMB) (“Williams”) and Williams Partners L.P. (NYSE: WPZ) (“Williams Partners”) today announced that Williams stockholders approved (i) the issuance of Williams common stock in connection with the previously announced merger transaction between Williams Partners and a subsidiary of Williams pursuant to which Williams will acquire all of the outstanding common units of Williams Partners it does not currently own (the “Merger”) and (ii) the related amendment to Williams’ Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Williams common stock (the “Amendment”). More than 99 percent of the Williams shares that were voted approved the Merger and the Amendment. The Williams shares voted represented approximately 82 percent of Williams’ total outstanding shares as of the record date.

The Merger is subject to customary closing conditions and is expected to close on Aug. 10, 2018. Effective Aug. 13, 2018, Williams Partners common units will no longer be publicly traded on the New York Stock Exchange.

About Williams & Williams Partners

Williams (NYSE: WMB) is a premier provider of large-scale infrastructure connecting U.S. natural gas and natural gas products to growing demand for cleaner fuel and feedstocks. Headquartered in Tulsa, Okla., Williams owns approximately 74 percent of Williams Partners L.P. (NYSE: WPZ). Williams Partners is an industry-leading, large-cap natural gas master limited partnership with operations across the natural gas value chain including gathering, processing and interstate transportation of natural gas and natural gas liquids. With major positions in top U.S. supply basins, Williams Partners owns and operates more than 33,000 miles of pipelines system wide – including the nation’s largest volume and fastest growing pipeline – providing natural gas for clean-power generation, heating and industrial use. Williams Partners’ operations touch approximately 30 percent of U.S. natural gas. www.williams.com

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual and quarterly reports filed with the Securities and Exchange Commission.

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